Exhibit 99.1

News Release

Investor Relations Contact:

Douglas S. Sharp

Senior Vice President of Finance,

Chief Financial Officer and Treasurer

(281) 348-3232

News Media Contact:

Jason Cutbirth

Senior Vice President of Marketing

(281) 312-3085

jason.cutbirth@insperity.com

Insperity Announces Retirement of Director Gregory E. Petsch

HOUSTON – May 13, 2014 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, announced today that Gregory E. Petsch has resigned from the company’s board of directors. “We thank Greg for his guidance and contributions as a member of the Insperity board of directors for the past 12 years, and wish him all the best in his retirement,” said Paul J. Sarvadi, chairman and chief executive officer. “Greg has been a valued member of the Board since 2002. On behalf of the Board, I would like to extend my gratitude for Greg’s service to Insperity.”

Upon Mr. Petsch’s retirement, Insperity’s board of directors appointed director Carol R. Kaufman to replace Mr. Petsch as lead independent director and chair of the nominating and corporate governance committee.

Insperity, a trusted advisor to America’s best businesses for more than 28 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2013 revenues of $2.3 billion, Insperity operates in 57 offices throughout the United States. For more information, visit http://www.insperity.com.

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